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                                                                    EXHIBIT 12.1

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES/DEFICIENCY IN THE
           COVERAGE OF FIXED CHARGES BY EARNINGS BEFORE FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                          FOR THE
                                         SIX MONTHS
                                           ENDED          FOR THE YEARS ENDED DECEMBER 31,
                                          JUNE 30,     ---------------------------------------
                                            2001       2000    1999    1998     1997     1996
                                         ----------    ----    ----    -----    ----    ------
Earnings before fixed charges:
  Income (loss) from continuing
     operations before income taxes....     $458       $748    $510    $(679)   $204    $  563
  Interest and debt expense............       76        168     268      426     433       462
  Interest portion of rental expense...        8         15      15       16      16        14
                                            ----       ----    ----    -----    ----    ------
Earnings (loss) before fixed charges...     $542       $931    $793    $(237)   $653    $1,039
                                            ====       ====    ====    =====    ====    ======
Fixed charges:
  Interest and debt expense............     $ 76       $168    $268    $ 426    $433    $  462
  Interest portion of rental expense...        8         15      15       16      16        14
                                            ----       ----    ----    -----    ----    ------
          Total fixed charges..........     $ 84       $183    $283    $ 442    $449    $  476
                                            ====       ====    ====    =====    ====    ======
Ratio of earnings to fixed charges.....      6.5        5.1     2.8       --     1.5       2.2
                                            ====       ====    ====    =====    ====    ======
Deficiency in the coverage of fixed
  charges by earnings before fixed
  charges..............................       --         --      --    $(679)     --        --
                                            ====       ====    ====    =====    ====    ======